Exhibit 1(vv)

BLACKROCK FUNDSSM

(A Massachusetts Business Trust)

Certification of Classification of Shares

The undersigned, Secretary of BlackRock FundsSM (the “Trust”), does hereby certify that at a meeting of the Board of Trustees of the Trust duly held on November 28, 2018, the Trustees of the Trust, acting pursuant to Article V of the Trust’s Declaration of Trust, dated December 22, 1988, as amended through Amendment No. 4 thereof effective as of January 31, 1998 (the “Declaration”), did authorize the classification of an unlimited number of authorized, unissued and unclassified shares of beneficial interest of the Trust into two separate classes of shares with the alphabetical designations LLLLL-3 and LLLLL-18, representing interests in the Institutional and Class K Shares, respectively, of a new class of the Trust with the alphabetical designation LLLLL and the supplemental designation BlackRock China A Opportunities Fund (the “Fund”) with all of the rights and preferences of such shares set forth in this Certification of Classification of Shares of the Fund as set forth below:

(1)    each Institutional and Class K Share of the Fund shall represent the same interest in the Fund and have identical preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption as all other classes of shares of beneficial interest of the Fund, except for such rights and preferences and terms and conditions as determined from time to time and set forth in the registration statement, as the same may be amended or supplemented from time to time, with respect to the offering of such shares; and further that: (i) expenses related to the shareholder servicing of the Institutional or Class K Shares shall be borne solely by such class and such class shall have exclusive voting rights with respect to matters relating to the expenses being borne solely by such class; and (ii) such shareholder servicing expenses borne solely by Institutional or Class K Shares shall be appropriately reflected (in the manner determined by the Board) in the net asset value, dividends, distribution and liquidation rights of the shares of such class;

(2)    all consideration received by the Trust for the issue or sale of all Institutional Shares and Class K Shares of the Fund shall be invested and reinvested with the consideration received by the Trust for the issue and sale of all other shares of the Fund, together with all income, earnings, profits and proceeds thereof, including: (i) any proceeds derived from the sale, exchange or liquidation thereof, (ii) any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, and (iii) any general assets of the Trust allocated to shares of the Fund by the Trustees in accordance with the Trust’s Declaration of Trust; and each share class of the Fund shall share on the basis of relative net asset values (or on such other basis established by the Trustees or officers of the Trust) with such other classes of shares in the Fund in such consideration and other assets, income, earnings, profits and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation thereof, and any assets derived from any reinvestment of such proceeds in whatever form;

(3)    in determining the income attributable to each share of each particular share class of the Fund: any general expenses and liabilities of the Trust allocated by the Trustees to the portfolios of the Trust shall be allocated among all portfolios on the basis of relative net asset values (or on such other basis established by the Trustees or officers of the Trust), and any expenses and liabilities of the Trust allocated by the Trustees to a particular portfolio shall be allocated among the share classes included in such portfolio on the basis of relative net asset values (or on such other basis established by the Trustees or officers of the Trust), except that to the extent permitted by rule or order of the Securities and Exchange Commission, shares shall bear all: (1) expenses and liabilities relating to those shares payable under the Trust’s Distribution and Service Plan with respect to those shares and (2) other expenses and liabilities directly attributable to such shares which the Trustees determine should be borne solely by such shares;

(4)    shares shall (1) have all the preferences, conversion and other rights, voting powers, restrictions, limitations, qualifications and terms and conditions of redemption as set forth in the Trust’s registration statement with respect to such shares and such further terms and conditions as shall be set forth in the Trust’s registration statement with respect to such shares and (2) shall be subject to the terms of the Trust’s Declaration of Trust, as the same may be amended from time to time and shall have the same voting powers, provided that: (i) when expressly required by law, or when otherwise permitted by the Trustees acting in their sole discretion, shares shall be voted by individual class and/or portfolio; and (ii) only shares of the respective class, classes and/or portfolios, as the case may be, affected by a matter shall be entitled to vote on such matter, and provided further that without affecting any provisions in the Trust’s Declaration of Trust, shares of each class shall be subject to the express right of the Trust to redeem shares of such class at any time if the Trustees determine in their sole discretion and by majority vote that failure to so redeem may have adverse consequences to the holders of the shares of such class, and upon such redemption the holders of the shares so redeemed shall have no further right with respect thereto other than to receive payment of the redemption price; and

(5)    each share of the Fund issued for the purchase price established in its registration statement, as the same may be amended or supplemented from time to time, shall be validly issued, fully paid and non-assessable.

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WITNESS my hand this 20th day of December, 2018.

/s/ Benjamin Archibald
Benjamin Archibald
Secretary